EXHIBIT 10.42
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                                 Amendment No. 1
                                       To
                                   Blair Hayes
                              Employment Agreement


        THIS AMENDMENT NO. 1 TO THE BLAIR HAYES EMPLOYMENT AGREEMENT ("Amendment No. 1") is made as of the first day of April, 1999 by and between Blair Hayes, a resident of New York ("Employee") and ImageMax, Inc., a Pennsylvania corporation (the "Company").

        WHEREAS, the Company and the Employee entered into that certain Employment Agreement dated June 11, 1998 (the "Agreement") upon the closing of its purchase of all of the assets of Advanced Image Management, Inc. pursuant to that certain Asset Purchase Agreement by and among Advanced Image Management, Inc., the Company, Employee, Scott F. Secord and Deana M. Gugger (the "Asset Purchase Agreement").

        WHEREAS, the parties desire to amend the Agreement by entering into this Amendment No. 1 in the manner set forth below.

        WHEREAS, all terms used but not defined in this Amendment No. 1 shall have the meanings ascribed to them in the Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

     1. Employment and Term. Section 1 of the Agreement entitled "Employment and Term" shall be amended and restated in its entirety as follows:

          "1. Employment and Term. The Company hereby employs Employee and Employee hereby accepts employment with the Company, as Western Regional Manager and Co-Chief Operating Officer (such position, Employee's "Position") for a period commencing on the date of Amendment No. 1 to this Agreement and continuing until December 31, 1999, subject to the provisions of Section 9 hereof (as may be extended upon mutual agreement of Employee and the Company, the "Term")."


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     2. Compensation. Section 4 of the Agreement entitled "Compensation" shall be amended and restated in its entirety as follows:

          "4. Compensation. The Company shall pay Employee, and Employee hereby agrees to accept, as compensation for all services rendered hereunder and for Employee's covenant not to compete as provided for in Section 8 hereof, an base salary at the annual rate of One-Hundred Thirty Thousand ($130,000) (as the same may hereafter be increased, the "Base Salary"). The Base Salary shall be inclusive of all applicable income, social security and other taxes and charges payable by Employee which are required by law to be withheld by the Company or which are requested to be withheld by Employee, and which shall be withheld and paid in accordance with the Company's normal payroll practice for the similarly situated employees. Increases in the Base Salary may be granted from time to time at the sole discretion of the Company.

          In addition to the Base Salary, the Company shall pay to Employee, by wire transfer or check (at the sole discretion of the Company), Forty Thousand Dollars ($40,000) on or prior to July 15, 1999; provided, however, that Employee's employment hereunder has not been terminated on each such date.

          In addition to the Base Salary and the payments set forth in the preceding paragraph, commencing with fiscal year 1999, the Company shall pay Employee, within 30 days after receipt of the final audit for each fiscal year, such bonus (the "Bonus") as the Company shall determine. Such Bonus shall be based on the guidelines established in advance of each fiscal year, including, but not limited to, the results of the Company's operations, achievement of business unit targets, if applicable, individual performance as compared to specific management objectives set prior to each year, and a subjective assessment of Employee's performance. Accrual of any Bonus on the financial books and records of the Company for Employee shall in no way obligate the Company to pay a Bonus."


     3. Termination. The following subparagraphs of Section 9 of the Agreement entitled "Termination" shall be amended and restated in their entirety as follows:

     4. a) Section 9.4 of the Agreement shall be amended and restated in its entirety as follows:


     "9.4 Termination By Company Without Cause.

          (a) The Company may terminate Employee's employment hereunder at any time, for any reason, with or without cause, effective upon the date designated by the Company upon written



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        notice to Employee; provided, however, in no event shall the Company terminate Employee's employment hereunder prior to July 16, 1999.

            (b) In the event of a termination of Employee's employment hereunder pursuant to Section 9.4(a), Employee shall be entitled to receive all earned but unpaid (as of the effective date of such termination) Base Salary, Benefits and Other Compensation plus continuation of Base Salary and Benefits for one hundred eighty (180) days from the effective date of such termination. Except as specifically set forth in this Section 9.4, the Company shall have no liability or obligation hereunder by reason of such termination."

     5. Schedule A. A new Item 7 entitled "Relocation Expenses" shall be added to Exhibit A to the Agreement as follows:

        "7. Relocation Expenses: The Company shall reimburse Employee for the following reasonable expenses in connection with a relocation from the Syracuse, New York area:

        a. Coach air travel, overnight accommodations, meals and reasonable incidentals for employee and wife to visit potential locations in the western states, such amount not to exceed $3,000.

        b. Reasonable moving expenses to include personal travel, transportation of personal items and reasonable incidentals, not to exceed $10,000.

        c. Closing costs related to the sale of employees' home in Syracuse, NY, to include brokerage commission.

        d. Gross up of the above reimbursable expenses such that employee will incur no additional taxes.

        All reimbursements will be made only upon presentment of receipts or service provider invoices. The Company will directly pay such invoices when possible. All such payments are subject to the review and approval by the Company's Chief Accounting Officer as to form and reasonableness."

     6. Remaining Terms of the Agreement. All other terms and provisions of the Agreement not expressly modified by this Amendment No. 1 shall remain in full force and effect and are hereby expressly ratified and confirmed.

     7. Amendment of Asset Purchase Agreement. The parties hereto agree that the term "Restricted Period" in Section 1.37 of the Asset Purchase Agreement shall be amended as to the Employee only so that such term shall mean "the period commencing on the Closing Date and ending on the second anniversary of the date on which such Shareholder's employment with the


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Purchaser, expires, is not renewed, or is otherwise terminated, as such period may be extended pursuant to Section 7.3(b) of the Asset Purchase Agreement."

     8. Governing Law. This Amendment No. 1 shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

     9. Counterparts. This Amendment No. 1 may be executed by facsimile signature and in multiple counterparts all of which together shall constitute one and the same original document.



     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.



                                        IMAGEMAX, INC.


                                        By:
                                            -------------------------------
                                            Name:
                                            Title:


                                        EMPLOYEE


                                           /s/ Blair Hayes
                                        -----------------------------------
                                        Name: Blair Hayes



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